EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REGARDING UNAUDITED

INTERIM FINANCIAL INFORMATION

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

April 25, 2012

Boeing Capital Corporation

500 Naches Avenue SW, 3rd Floor

Renton, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Boeing Capital Corporation and subsidiaries for the periods ended March 31, 2012 and 2011, as indicated in our report dated April 25, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, is incorporated by reference in Registration Statement No. 333-177901 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington